Exhibit 99.1

Transforma Acquisition Group Inc.

Announces Separate Trading of Common Stock and Warrants

NEW YORK, NY – BusinessWire – January 3, 2007 – Transforma Acquisition Group Inc. (AMEX: TAQ.U) (the “Company”) announced today that, commencing on January 5, 2007, the holders of the Company’s units may elect to separately trade the common stock and warrants included in such units. Those units not separated will continue to trade on the American Stock Exchange under the symbol TAQ.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols TAQ and TAQ.WS, respectively.

Transforma Acquisition Group Inc. is a blank check company recently formed for the purpose of acquiring one or more assets or control of one or more operating businesses in the technology, media or telecommunications industries through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to complete a business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

All questions and inquiries for further information should be directed to Larry J. Lenhart, the Company’s President and Chief Executive Officer. He can be reached via telephone at 646-521-7805.